Exhibit 99.2

FOR IMMEDIATE RELEASE	Contact: James E. Rouse
Website: http://www.arthrt.com	(978) 345-0181
April 12, 2006

ARRHYTHMIA RESEARCH TECHNOLOGY, INC.
ANNOUNCES APPOINTMENT OF DIRECTOR

Fitchburg, MA

        Arrhythmia Research Technology, Inc. (the “Company”) (AMEX: HRT) today announced the appointment of Jason Chambers to its Board of Directors, effective April 12, 2006, for a term expiring at its 2008 annual meeting of shareholders, to fill the vacancy resulting from the decision by Dr. Russell Chambers to remove his name as a candidate for election in May 2005.

        E.P. Marinos, Chairman of the Board and of the Nominating and Corporate Governance Committee, commented, “I am pleased to welcome Jason Chambers to the Company’s Board of Directors. Mr. Chambers brings to the Board not only solid business and financing experience and training but also interest and contacts in the manufacturing and health care field which will serve the Company well in the years to come.”

        Mr. Chambers has served as Chief Executive Officer of Mountain Brook Water, a water bottling and distribution company, from June 14, 2002 to the present, and from August 2001 to the present has served as a consultant assisting The Chambers Medical Foundation, a private foundation, in assessing medical grant applications. The Foundation beneficially owns approximately 13% of the Company’s outstanding common stock.

        Mr. Chambers holds a Bachelor of Science from Vanderbilt University School of Engineering and a Masters of Business Administration degree from Owen Graduate School of Management, Vanderbilt University with a concentration in finance and marketing. Mr. Chambers is also a Dana-Farber Cancer Institute Hematologic Oncology visiting committee member and a board member and treasurer of Global Health Action, a non-profit organization focused on providing health professionals with leadership, management and project planning training.

        In addition to its proprietary SAECG software used in the detection of potentially lethal heart arrhythmias, the Company, through its wholly owned subsidiary Micron Products Inc., produces silver plated sensors and distributes metal snaps for manufacturers of disposable ECG electrodes. Micron’s New England Molders division manufactures custom injection molded products for medical, electronic, industrial and consumer applications. Micron’s MIT division provides end-to-end product life cycle management through a comprehensive portfolio of value-added services such as design, engineering, prototyping, manufacturing, machining, assembly and packaging.

        For more information please visit our websites:
        http://www.arthrt.com
        http://www.micronproducts.com
        http://www.newenglandmolders.com
        http://www.micronintegrated.com

Forward-looking statements made herein are based on current expectations of the Company that involve a number of risks and uncertainties and should not be considered as guarantees of future performance. The factors that could cause actual results to differ materially include: interruptions or cancellation of existing contracts, impact of competitive products and pricing, product demand and market acceptance, risks, the presence of competitors with greater financial resources than the Company, product development and commercialization risks, changing economic conditions in developing countries, and an inability to arrange additional debt or equity financing. More information about factors that potentially could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2005.